Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
7/23/2015	Investors: Chris Stent, 630-623-3801
Media: Becca Hary, 630-623-7293
McDONALD'S REPORTS SECOND QUARTER 2015 RESULTS
OAK BROOK, IL - McDonald's Corporation today announced results for the second quarter ended June 30, 2015.
Second quarter results included:

•	Global comparable sales decrease of 0.7%, reflecting negative guest traffic in all major segments

•	Consolidated revenues decrease of 10% (increase of 1% in constant currencies)

•
Consolidated operating income decrease of 16% (6% in constant currencies), due in part to approximately $45 million of restructuring charges incurred to optimize the Company’s global operating structure

•	Diluted earnings per share of $1.26, a decrease of 10% (1% in constant currencies)

•
Returned $2.5 billion to shareholders through share repurchases and dividends, bringing the year-to-date return to shareholders to $3.9 billion in connection with our 3-year target to return $18-20 billion to shareholders by the end of 2016.

"We have made meaningful progress since announcing the initial steps of McDonald’s turnaround plan in early May," said McDonald's President and Chief Executive Officer Steve Easterbrook. "To position the business for long-term growth, we've undergone significant organizational change and are streamlining our global resources to improve our efficiency and effectiveness. While our second quarter results were disappointing, we are seeing early signs of momentum. Looking ahead to third quarter, we expect positive global comparable sales led by growth in our newly-created International Lead Market segment and China’s continuing recovery from the 2014 APMEA supplier issue. I am confident that we will create the transformation necessary for McDonald’s to become a modern, progressive burger company delivering a contemporary restaurant experience."
In the U.S., second quarter comparable sales decreased 2.0%, reflecting negative guest traffic as the featured products and promotions did not achieve expected consumer response amid ongoing competitive activity. Operating income for the quarter decreased 6%, reflecting the soft, top-line performance. Going forward, local market tests around all-day breakfast and menu simplification will continue as part of the work underway to enhance the experience for over 25 million U.S. customers who visit McDonald's each day.
Europe’s second quarter comparable sales increased 1.2% driven by solid performance in the U.K. and Germany, partly offset by negative results in France. Second quarter operating income decreased 20% (2% in constant currencies) reflecting economic challenges in certain key markets and strategic charges associated with the global business turnaround plan.
In APMEA, second quarter comparable sales decreased 4.5%, and operating income declined 26% (16% in constant currencies) primarily due to the impact of prolonged, broad-based consumer perception issues in Japan along with negative performance in China and other Asian markets, partly offset by strong performance in Australia.
Kevin Ozan, McDonald's Chief Financial Officer, noted, "Our turnaround will be led by operational growth and supported by a comprehensive approach to financial management. The structural changes we are implementing, coupled with our plan to refranchise about 3,500 restaurants by the end of 2018 and achieve approximately $300 million of net annual savings on selling, general and administrative expenses by the end of 2017, are designed to position us for future growth. We continue to evaluate additional ideas to further drive shareholder value through actions that deliver sustainable long-term growth."
Easterbrook concluded, "We begin third quarter under a new structure supported by market-level focus, stronger accountability and an unwavering emphasis on the basic fundamentals of running great restaurants. We are aligning our initiatives and resources behind longer-term strategic actions with the ability to drive meaningful improvements in our business. We have talented franchisees, suppliers and employees working together to create the change needed to deliver a better experience for our customers."

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended June 30,				Six Months Ended June 30,
	2015	2014	(Dec)	Inc/ (Dec) Excluding Currency Translation	2015	2014	(Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$6,497.7	$7,181.7	(10)%	1%	$12,456.6	$13,882.0	(10)%	0%
Operating income (1)	1,849.3	2,189.0	(16)	(6)	3,234.8	4,125.0	(22)	(13)
Net income	1,202.4	1,387.1	(13)	(4)	2,013.9	2,591.9	(22)	(14)
Earnings per share-diluted (1), (2)	$1.26	$1.40	(10)%	(1)%	$2.09	$2.61	(20)%	(11)%

(1)
For the quarter and six months, results were negatively impacted by approximately $45 million of restructuring charges incurred to optimize the Company's global operating structure in connection with the Company's turnaround plan announced in early May. The six months was also negatively impacted by strategic charges of $195 million recognized in the first quarter.

In constant currencies and excluding the impact of the first and second quarter strategic charges, earnings per share for the six months would have decreased $0.08 or 3%.

(2)	Foreign currency translation had a negative impact of $0.13 and $0.23 on diluted earnings per share for the quarter and six months, respectively.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact comparable sales and guest counts. In addition, the timing of holidays can impact comparable sales and guest counts.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter ended June 30, 2015.

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 10:00 a.m. Central Time on July 23, 2015. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.

McDonald’s tentatively plans to release third quarter results before the market opens on October 22, 2015 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 36,000 locations serving approximately 69 million customers in over 100 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Quarters Ended June 30,	2015	2014	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$4,261.1	$4,785.9	$(524.8)	(11)%
Revenues from franchised restaurants	2,236.6	2,395.8	(159.2)	(7)

TOTAL REVENUES	6,497.7	7,181.7	(684.0)	(10)

Operating costs and expenses
Company-operated restaurant expenses	3,596.3	3,969.8	(373.5)	(9)
Franchised restaurants—occupancy expenses	411.0	427.6	(16.6)	(4)
Selling, general & administrative expenses	592.4	629.2	(36.8)	(6)
Other operating (income) expense, net	48.7	(33.9)	82.6	n/m
Total operating costs and expenses	4,648.4	4,992.7	(344.3)	(7)

OPERATING INCOME	1,849.3	2,189.0	(339.7)	(16)

Interest expense	149.2	137.9	11.3	8
Nonoperating (income) expense, net	(12.3)	(20.4)	8.1	40

Income before provision for income taxes	1,712.4	2,071.5	(359.1)	(17)
Provision for income taxes	510.0	684.4	(174.4)	(25)

NET INCOME	$1,202.4	$1,387.1	$(184.7)	(13)%

EARNINGS PER SHARE-DILUTED	$1.26	$1.40	$(0.14)	(10)%

Weighted average shares outstanding-diluted	957.6	993.2	(35.6)	(4)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Six Months Ended June 30,	2015	2014	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$8,175.2	$9,276.4	$(1,101.2)	(12)%
Revenues from franchised restaurants	4,281.4	4,605.6	(324.2)	(7)

TOTAL REVENUES	12,456.6	13,882.0	(1,425.4)	(10)

Operating costs and expenses
Company-operated restaurant expenses	6,950.6	7,736.9	(786.3)	(10)
Franchised restaurants—occupancy expenses	814.6	844.7	(30.1)	(4)
Selling, general & administrative expenses	1,175.2	1,249.6	(74.4)	(6)
Other operating (income) expense, net	281.4	(74.2)	355.6	n/m
Total operating costs and expenses	9,221.8	9,757.0	(535.2)	(5)

OPERATING INCOME	3,234.8	4,125.0	(890.2)	(22)

Interest expense	296.5	273.4	23.1	8
Nonoperating (income) expense, net	(28.2)	(3.2)	(25.0)	n/m

Income before provision for income taxes	2,966.5	3,854.8	(888.3)	(23)
Provision for income taxes	952.6	1,262.9	(310.3)	(25)

NET INCOME	$2,013.9	$2,591.9	$(578.0)	(22)%

EARNINGS PER SHARE-DILUTED	$2.09	$2.61	$(0.52)	(20)%

Weighted average shares outstanding-diluted	961.7	994.6	(32.9)	(3)%
n/m Not meaningful